CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 26, 2016, relating to the financial statements and financial highlights which appear in the July 31, 2016 Annual Report to Shareholders of BlackRock Multifactor USA Index Fund, BlackRock Multifactor International Index Fund, BlackRock Min Vol USA Index Fund and BlackRock Min Vol EAFE Index Fund, each a series of BlackRock Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 22, 2016